UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2014 (June 24, 2014)
Northrim BanCorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Alaska	0-33501	92-0175752
________________________ (State or other jurisdiction	_____________ (Commission	_________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3111 C Street, Anchorage, Alaska		99503
___________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	907-562-0062
Not Applicable
___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) (1) On June 24, 2014, the Compensation Committee of the Board of Directors of Northrim BanCorp, Inc. (the "Company") and its wholly owned subsidiary, Northrim Bank (the "Bank’) (collectively the "Employer") deemed it appropriate that the Employer and Latosha M. Frye, Senior Vice President and Chief Financial Officer of the Company and the Bank, enter into a new employment agreement effective as of May 15, 2014.

Pursuant to the terms of her employment agreement, Ms. Frye will serve as the Senior Vice President and Chief Financial Officer of the Company and the Bank. The employment agreement has an initial term ending on December 31, 2014, which term will be automatically extended for additional one-year terms unless at least 90 days prior to any January 1, either party gives notice of its intent not to extend such term or the employment agreement is terminated in accordance with its termination provisions.

Under the terms of the employment agreement, Ms. Frye will receive an annual base salary of $143,000 as adjusted from time to time. Ms. Frye is eligible to participate in the Company’s profit sharing plan and to receive awards under the Company’s stock incentive plan. The Employer will also provide Ms. Frye with reasonable health insurance, disability and other employment benefits and Ms. Frye is eligible to participate in all the Employer’s employee benefit programs on a basis at least as favorable as that accorded to any other officer of the Employer. The Employer will also reimburse Ms. Frye for reasonable expenses incurred in performing and promoting the business of the Employer.

In the event of a "Change of Control", termination without "Cause" or termination by Ms. Frye for "Good Reason" (as such terms are defined in the employment agreement) within 730 days of such Change in Control, Ms. Frye shall be paid (i) all base salary earned and all reimbursable expenses incurred through such termination date, and (ii) an amount equal to Ms. Frye’s highest base salary earned over the prior three years. Additionally, the Employer will continue to provide Ms. Frye, at its expense, health and dental insurance benefits for a period of 18 months following termination of the employment agreement. If any “Change in Control” payments to which Ms. Frye is entitled pursuant to the employment agreement would otherwise constitute a “parachute payment” under Internal Revenue Code Section 280G, then pursuant to the terms of the employment agreement, such payments will be subject to reduction in an amount so that the present value of the total amount received by Ms. Frye will be 2.99 times Ms. Frye’s base amount (as defined in Internal Revenue Code Section 280G).

Ms. Frye is also subject to certain confidentiality, non-competition, non-solicitation and non-disparagement provisions pursuant to the terms of the employment agreement.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of Ms. Frye’s employment agreement filed herewith as Exhibit 10.1.
(2) On June 24, 2014, the Compensation Committee of the Board of Directors of the Company deemed it appropriate that the Employer and Joseph M. Schierhorn, Executive Vice President and Chief Operating Officer and Corporate Secretary of the Employer enter into a new employment agreement effective as of May 15, 2014, in connection with Mr. Schierhorn’s resignation as the Company’s Chief Financial Officer. The terms of the Mr. Schierhorn’s new employment agreement remain essentially the same to Mr. Schierhorn’s employment agreement filed on a Form 8-K with the Securities and Exchange Commission on January 22, 2014, except that “Chief Financial Officer” has been removed from Mr. Schierhorn’s title and Mr. Schierhorn’s base salary has been adjusted to $261,554, which was Mr. Schierhorn's base salary effective March 1, 2014. The new employment agreement has an initial term ending on December 31, 2014, which term will be automatically extended for additional one-year terms unless at least 90 days prior to any January 1, either party gives notice of its intent not to extend such term or the employment agreement is terminated in accordance with its termination provisions.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of Mr. Schierhorn’s new employment agreement filed herewith as Exhibit 10.2.
Item 9.01 Financial Statements and Exhibits.

(a) Financial statements – not applicable

(b) Proforma financial information – not applicable

(c) EXHIBIT    DESCRIPTION
10.1    Employment Agreement with Latosha M. Frye dated May 15, 2014
10.2    Employment Agreement with Joseph M. Schierhorn dated May 15, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrim BanCorp, Inc.

June 25, 2014	By:	/s/ Latosha M. Frye
______________________________
Name: Latosha M. Frye
Title: SVP, Chief Financial Officer